Exhibit 3.2

Excerpt of Emerson Electric Co. Bylaws

Marked to Show Changes to Article III, Section 3

Section 3.     Qualifications. Directors must be nominated in accordance with the procedure set out in either Section 1(c) or Section 19 of this Article III. Directors need not be shareholders. No person shall be eligible for election as a Director, either under Section 1, Section 2 or Section 19 of this Article III, if such person’s seventy-second (72nd) birthday shall fall on a date prior to the commencement of the Term for which such Director is to be elected or appointed; provided, however, that this limitation shall not apply to ~~Adm. J. W. Prueher~~(i) Arthur F. Golden and Candace Kendle until the annual meeting of shareholders held in 2022~~18~~, and (ii) William H. Easter III until the annual meeting of shareholders held in 2023. No person shall be qualified to be elected and to hold office as a Director if such person is determined by a majority of the whole Board to have acted in a manner contrary to the best interests of the Corporation, including, but not limited to, violation of either State or Federal law, maintenance of interests not properly authorized and in conflict with the interests of the Corporation, or breach of any agreement between such Director and the Corporation relating to such Director’s services as a Director, employee or agent of the Corporation.

Excerpt of Emerson Electric Co. Bylaws

Marked to Show Changes to Article III, Section 19(d)(ii)(7)(C)

(C)

it will file with the Securities and Exchange Commission any solicitation ~~or other communication~~ with the Corporation’s shareholders relating to the annual meeting of shareholders at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available thereunder;

Excerpt of Emerson Electric Co. Bylaws

Marked to Show Changes to Article III, Section 19(k)(vi)

(vi)

The “Maximum Number” of Access Nominees for an annual meeting of shareholders shall be that number of Directors constituting the greater of (1) two or (2) 20% of the total number of Directors in office as of the deadline for submitting a Nomination Notice as set forth in Section 19(d)(i) (rounded down to the nearest whole number).~~; provided, however, that for so long as the Board is divided into classes, in no case shall the number of nominees appearing in the Corporation’s proxy materials pursuant to this Section 19 for any annual meeting exceed one-half (1/2) of the number of Directors to be elected at such annual meeting.~~ In the event that one or more vacancies for any reason occurs after such date but before the date of the annual meeting of shareholders and the size of the Board is reduced in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced. The Maximum Number shall be reduced by any of the following, whether occurring before or after the deadline for submitting a Nomination Notice:

(1)	any person who is or will be nominated by the Board pursuant to paragraph (g) of this Section 19;

(2)

the number of Directors in office on such date who were nominated at any of the three most recent annual meetings of shareholders pursuant to this Section 19 (including by the Board pursuant to paragraph (g) of this

Section 19) or pursuant to Section 1(c) of this Article III, other than such Directors whose term of office will expire at such annual meeting of shareholders and who is not seeking (or agreeing) to be nominated at such meeting for another term of office;

(3)

any person who is nominated by an Eligible Shareholder pursuant to this Section 19 but whose nomination is subsequently withdrawn or who becomes unwilling, ineligible or unavailable for election at the meeting, to serve as a Director for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 19; or

(4)

any person who is or will be nominated by the Board pursuant to an agreement, understanding or arrangement with one or more shareholders or group of shareholders (other than any agreement, understanding or arrangement entered into in connection with an acquisition of shares of capital stock of the Corporation, by such shareholder or group of shareholders, from the Corporation).